PROGENITOR CELL THERAPY, LLC
4 Pearl Court
Suite C
Allendale, New Jersey 07401

January 10, 2012

Islet Sciences, Inc.
1370 Avenue of the Americas
Suite 902
New York City, NY 10019

Attention: Mr. John F. Steel IV, President

Dear Mr. Steel:

Progenitor Cell Therapy, LLC ("PCT"), a wholly-owned subsidiary of NeoStem, Inc. is a commercial cell therapy company providing service solutions for the contract research, development, manufacture, testing and commercialization of cell-based therapies. In September 2010 PCT entered into an agreement (the "**Preliminary Agreement**") with Islet Sciences to provide certain services, consisting of the Stage 1 Services described in the Preliminary Agreement and the Stage 2 Services (the "**Stage 2 Services**") hereinafter described in this letter agreement (the "**Letter Agreement**"). The Stage 1 Services have been completed. Islet Sciences completed a reverse merger transaction with a public entity, One E-Commerce Corp. ("the "**Client**"), a Nevada corporation. Client has approached PCT and requested PCT provide Client with the Stage 2 Services as outlined in this Letter Agreement. This letter agreement supersedes in its entirety the letter agreement among the parties dated January 6th.

The Stage 2 Services to be provided will be more particularly set forth in a services agreement (the "**Services Agreement**") to be mutually agreed upon by PCT and Client and are based upon the plan outlined in the Gap Analysis Report prepared in connection with the Stage 1 Services. With the full and timely cooperation of the Client, the parties agree that PCT will do its best effort to complete the following Stage 2 Services:

1. development of a technology transfer protocol relating to the handling of the Struve farm piglet pancreata harvest, digestion and shipping logistics (together with other associated activities, collectively, the "**Client Process**");
2. training of PCT staff in the Client Processes;
3. identify and address issues relating to the Client Process;
4. commence the development of standard operating procedure(s)relating to the Client Process;
5. engineering the Client Process into PCT's quality systems, operations and facility(ies);
6. development of test methods associated with the Client Process;
7. protocol generation for the process qualification;
8. setting up testing equipment and process-specific equipment necessary for the Client Process;

9. establishing manufacturing capacity/facility for the Client Process;
10. perform room qualification and installation/operations qualification of any equipment used in connection with the Client Process;
11. satisfying documentation requirements as may be required for the preparation of performance qualifications ("PQs"); and
12. performing PQ runs and compiling the results for Client's submissions to the FDA.

PCT and Client agree that the estimated duration for the Stage 2 Services is approximately six (6) months with the Stage 2 Services to commence on January 17, 2012 (the "**Stage 2 Start Date**").

As compensation for the Stage 2 Services, and based upon the PCT's current understanding of Client's processes, during the Stage 2 Services period Client will pay a non-refundable fee in the amount of $63,000 per month plus a non-refundable, monthly controlled environment room ("**CER**") charge of between $33,000 (for CER 104) and $54,000 (for CER 100) based on the CER (either CER 104 or CER 100) that PCT and Client determine is necessary for the Stage 2 Services (collectively, the "**Monthly Charge**"). The Monthly Charge will be payable on commencing on the Stage 2 Start Date and on the first day of each of the next five (5) months following the Stage 2 Start Date. However, prior to the "use" of a clean room the monthly non-refundable fee will be $75,000.00

In addition to the Monthly Charges to be paid by Client for the Stage 2 Services as set forth above, Client will reimburse PCT for all out of pocket costs and expenses incurred by PCT in providing Stage 2 Services which are approved in advance and in writing, including, but not limited to, costs of reagents and materials, costs of Stage 2 Services related travel, accommodation, meals and related incidental travel expenses with such costs and expenses to be at the business class level (for air travel in excess of five (5) scheduled hours), outside testing costs, shipping and packaging costs, costs associated with providing, developing and/or validating/qualifying test methods, to a level required for submission to the U.S. Food and Drug Administration, or any successor agency thereto, costs of any equipment purchased, installed, validated and required solely for the Stage 2 Services, costs associated with storage of any product or specific materials past the duration of the Stage 2 Services, costs associated with any stability assessment for the product, environmental monitoring or CER cleaning costs beyond that executed by PCT, costs of the preparation and submission of documentation provided to regulatory agencies and costs of regulatory services beyond those detailed in the Letter Agreement. PCT will provide invoices to Client for the Monthly Charges, in advance, as well as invoices for the reimbursable costs and expenses and all such invoices shall be payable no later than thirty (30) days after the invoice date.

Client agrees that the estimated duration and Monthly Charge set forth above for the Stage 2 Services are estimates made by PCT in its commercially reasonable determination based upon information as now known to PCT and that, in connection with, this Letter Agreement, the Services Agreement to be executed by the parties and based upon the results of the Gap Analysis Report, the same may need to be re-adjusted, as reasonably determined by PCT and Client in the in order to reflect unforeseen and unknown time requirements and costs not addressed by this Letter Agreement.

Client agrees to the following:

A. With respect to any clinical trial and/or commercial production of product which is involved in the Stage Services, PCT shall have the right for a period of ten years to be the exclusive manufacturer of such product at PCT's then standard rates for commercial and clinical trial manufacturing which is offered to other similarly situated clients of PCT.

B. With respect to any commercial production of product which is involved in the Stage 2 Services, PCT shall be paid a royalty on all sales of such products equal to 2.85% of gross sales and/or equal to 5% of any sublicensing fees, royalties and milestone fees or profit sharing payments (but not payments for development costs) of such products.

C. PCT or its parent, NeoStem, Inc., as NeoStem, Inc. shall determine in its sole discretion shall be issued (the "Issuance Date") 400,000 shares (the "**Shares**") of newly issued common stock (the "**Common Stock**") of Client and warrants to purchase 350,000 shares (the "Warrant Shares") of Common Stock (the "Warrants") at $1.00 per share in a customary form (which shall not include redemption). The Shares and the Warrant Shares shall have customary piggy-back registration rights, tag along rights. In addition, the Shares owned by PCT/NeoStem shall be increased through the prompt issuance to PCT/NeoStem by the Client of newly issued shares of Common Stock, (i) at any time where additional shares of Common Stock or securities convertible or exercisable into shares of Common Stock are issued after the Issuance Date which result in NeoStem/PCT owning less than 1% of the Common Stock of the Company on a fully diluted basis; or (ii) the Client effects a reverse split of its Common Stock at any time before December 31, 2013. In the case of (i), such that NeoStem/PCT continue to be the owner of 1% of the Common Stock on a fully diluted basis and in the case of (ii) such that NeoStem/PCT's proportionate ownership in the Company remains the same before and after the reverse split. The Warrant shall be exercisable on a cashless basis. The Shares and Warrants shall be issuable upon the execution of this Letter Agreement and subject to a separate agreement relating to the issuance in customary form.

D. Client is the owner of the Client Process and all right, title and interest in any methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, specifications and other intellectual property of any kind (whether or not protectable under patent, trademark, copyright or similar laws) that are used in the performance of Client Process (collectively, the "**Technology**") and Client will not assign, sell, convey, transfer or otherwise dispose (a "**Transfer**") of the Client Process and Technology unless simultaneously with such Transfer, Client's obligations under this Letter Agreement and the subsequently executed Services Agreement are also Transferred to the acquirer of such Technology.

Confidential Information. Neither PCT nor Client will disclose information pertaining to this Letter Agreement that is identified by the disclosing party as being proprietary or confidential ("**Confidential Information**") unless such disclosure: (a) is to an affiliate of such party under a similar obligation to keep such Confidential Information confidential; (b) is

disclosed by a third party entitled to disclose such Confidential Information; (c) is or becomes publicly available through no fault of such disclosing party; (d) is already known to such party as shown by its prior written records; or (e) is required by law to be disclosed. Unless a definitive Services Agreement is executed, upon termination of this Letter Agreement, each party shall (a) immediately cease using any Confidential Information and (b) at the written request of the other party, at requesting party's cost and expense, either, return to the disclosing party all tangible embodiments of the specified Confidential information or destroy the same. The confidentiality and non-use obligations of each party shall continue in effect for a period of one (1) year after the termination of this Letter Agreement unless otherwise provided in the Services Agreement.

Relationship of Parties. This Letter Agreement does not create an employer-employee relationship between Client and PCT. PCT shall not hold itself out as an agent or representative of Client. PCT shall perform the Stage 2 Services as an independent contractor of Client and PCT shall have complete and exclusive control over its facilities, including the CER, equipment, employees and agents. Nothing in this Letter Agreement shall constitute PCT as an employee, joint venturer, partner, or servant of Client.

Termination. Either PCT or Client may terminate this Letter Agreement at any time by providing the other party with no less than sixty (60) days written notice of such party's intent to terminate the Letter Agreement with the termination to occur on the last day of the month following the expiration of the sixty (60) day notice period, provided, however, notwithstanding such termination, paragraphs (A), (B), (C), (D) as well as the paragraphs entitled "Confidential Information" and "Governing Law; Jurisdiction" will survive such termination. In the event that PCT shall terminate this Agreement other than due to a material breach by Client, all Shares and Warrants issued pursuant to this Agreement shall be cancelled.

Governing Law; Jurisdiction. This Letter Agreement shall be governed by the laws of New Jersey, without reference to choice or conflict of law principles, otherwise applicable. The parties agree that any action or proceeding arising under or relating to this Letter Agreement may be brought in any federal or state court located in New Jersey as PCT may elect. Client submits to and accepts the jurisdiction of such courts and irrevocably waives any objection it may now or hereafter have to the laying of the venue of any such action or proceeding and irrevocably waives any claim that New Jersey is not a convenient forum for such action or proceeding.

Services Agreement. PCT and Client will negotiate the terms of a Services Agreement that will govern the Stage 2 Services and any other services to be performed by PCT. In addition to the paragraphs relating to the Stage 2 Services, the Services Agreement will contain customary representations, warranties, covenants, indemnities and agreements of the parties.

If the terms of this Letter Agreement are acceptable, please execute the Letter Agreement and return a signed counterpart of this Letter Agreement (the parties agreeing that this Letter Agreement may be executed in counterpart and by electronic signature each of which will be deemed an original, but all of which together will constitute one and the same agreement), to PCT either by email to rpreti@progenitorcell.net or by facsimile to (201) 883-1409 (attention: Dr. Robert Preti) and arrange to pay the first Monthly Charge by contacting PCT for instructions regarding the payment thereof.

PROGENITOR CELL THERAPY, LLC

Name: Robert A. Preti, Ph. D.
Title: President

Accepted and Agreed to as of the date of this Letter Agreement:

ISLET SCIENCES, INC.

Name: John F. Steel IV
Title: President

Acknowledged:

NEOSTEM, INC.

Name: Robin Smith
Title: CEO